EXHIBIT 99.1

                       CHILDREN'S BROADCASTING CORPORATION
                            5501 Excelsior Boulevard
                          Minneapolis, Minnesota 55416
                            Telephone (612) 925-8840
                            Facsimile (612) 925-8845

NEWS
Contact: Christopher T. Dahl, Chief Executive Officer (612) 925-8840


         MINNEAPOLIS, Children's Broadcasting Corporation (Children's, Nasdaq
NMS: AAHS)today announced that Judge Alsop of the United States District Court, District of Minnesota, had entered judgement in Children's case against ABC Radio and The Walt Disney Company. While Judge Alsop confirmed the jury's findings that ABC Radio had breached its contract with Children's and that ABC Radio and The Walt Disney Company both misappropriated Children's trade secret information, he disagreed with the jury's conclusion that the evidence showed that those wrongs led to Children's damages or that the amount of damages awarded by the jury was supported by the evidence, and set aside the jury's verdict. He further ruled that in the event that his decision is reversed or remanded on appeal, that Defendants be granted a new trial on the issues of causation and damages.

         Christopher T. Dahl, Chief Executive Officer and President of Children's said "The Company is obviously very disappointed with the Court's action, which renders moot the five weeks of hard work put in by a dedicated jury. The Company expects to appeal the ruling, and will consider appealing the earlier actions of the judge in this case which removed from the jury's consideration various claims, including fraud and punitive damages."

         Certain statements made in this press release constitute
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risks and uncertainties described in the company's filings with the Securities and Exchange Commission.